                                                                                Exhibit 10.49

AMENDMENT TO LEASE

THIS Amendment made this 4th day of August 2005, by and between Phoenix Business Park, LLC, successor Lessor to DA Phoenix, LLC, successor to BSRT Phoenix Business Park LLC, an Illinois Limited Liability Company, as “Lessor” and Network Telephone Inc., successor in interest to LightNetworks, Inc., as “Lessee”.

WITNESSETH:

WHEREAS, the parties hereto made and entered into a Lease Agreement dated January 13, 2000, for premises located at 2700 NE Expressway, Suites B-700-900, Atlanta, Georgia 30345.

WHEREAS, the parties wish to modify the Lease Agreement as hereinafter provided.

WHEREAS, the terms Lessor and Landlord shall have the same meaning herein; and the terms Lessee and Tenant shall have the same meanings herein.

NOW THEREFORE, in consideration of the exchange of valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that said lease shall be amended as follows:

1.
Conditional Release of a Portion of the Premises. The Premises as drawn on Exhibit “A” of this Amendment to Lease shall demonstrate the Released Premises as shaded, Lessor shall, at its own cost, build the demising wall that will separate the Premises from the Released Premises. Tenant shall be responsible for leaving the Released Premises in the original condition that it accepted the Premises.

2.
Release of Lessee’s Maintenance Obligation. Lessee shall be released immediately after the construction and completion of the Demising Wall that will be built to separate the Premises from the Released Premises upon execution of this Amendment to Lease, from any obligation to maintain the Released Premises, including its JVAC systems and other maintenance obligations for the Released Premises until the end of the Term.

3.
Furniture and Vacate. Lessee shall remove all furniture that are currently in the Released Premises and vacate it immediately. Lessee shall remove its security, and phone/Data cabling if it desires no later than 8/12/05.

4.	The Premises, after the construction and completion of the Demising Wall shall constitute and comprise 14,412 rentable square feet as shown on Exhibit “A’ of this Amendment to Lease.

5.
Tenant shall be responsible for 50% of all costs and obligations of the 1,311 Common Area for the restrooms that will be created when the Demising Wall is constructed and the network Telephone Wall, as shown on Exhibit “A”, is built.

6.
Landlord shall be responsible for the cost and construction of the Network Telephone demising Wall, as well as construction items identified on attached Action Item List under Landlord Cost. The second list headed Tenant Cost, will be completed by Landlord at Tenant’s cost. Landlord will provide Tenant with itemized cost of each item specified. Any Tenant Cost will be amortized into the base rental rate on a straight line basis over the 5 year renewal term. Landlord is also responsible for the cost of replacing any of the HVAC units, if each unit has been properly maintained by a licensed certified HVAC technician, on at least a quarterly basis for the duration of the Term, and one should be deemed by Landlord’s HVAC Contractor to be unrepairable during the Term.

7.	New Base Rent and New Term

November 1, 2005-October 31, 2006	$11,409.50 per month
November 1, 2006-October 31, 2007	$11,751.76 per month
November 1, 2007-October 31, 2008	$12,104.34 per month
November 1, 2008-October 31, 2009	$12,467.47 per month
November 1, 2009-October 31, 2010	$12,841.50 per month

8.	Lessee shall have two (2) five (5) year renewal options at the then Market Rate. Such options must be exercised by providing written Notice not less than 180 days in advance.

9.
Tenant shall retain a Letter of Credit in favor of the Landlord in the amount of $100,000 with a bona fide banking institution that shall meet Landlord’s approval. Such Letter of Credit shall be in the same form and working as the current one that Landlord and its Lender hld for Tenant. Should Landlord refinance the Park or Property, or any portion of it, and if Landlord’s new Lender does not require such Letter of Credit to be held as collaterally assigned for the Landlord’s note, and Tenant is not in Default, then such Letter of Credit shall no longer be a necessary instrument of Security for the Lease and it may be replaced with a Security Deposit in the amount of one month’s rental the time of such change. In addition Landlord will return to Tenant the existing cash security deposit, if one shall exist, within 30 days of execution.

10.	Landlord formally rescinds the Default Letter it sent in April, 2005 and state that Tenant is not in Default at the time of the execution of this Amendment to Lease.

11.	Tenant shall indemnify Landlord against any and all claims by a Broker in conjunction with this Amendment.

The monthly rental shall be paid under the same terms and conditions as specified in the Lease Agreement, except as provided herein.

All other terms, provision and covenants of the Lease Agreement shall remain full force and effect.

IN WITNESS WHEREOF, the parties herein have hereto set their hands and seals in triplicate, the day and year first above written.

“LESSOR”

Phoenix Business Park, LLC

By:_______________________

Title:Manager

“LESSEE”

Network Telephone Inc.

By: Danyelle Kennedy Lantz

Title: CFO and Secretary